EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-235595, 333-219643, 333-64702, 333-62683, 333-36973, 333-24039, 333-18383, 333-69805, 333-69714, 333-111456, 333-172387, and 333-172388) pertaining to the FMC Corporation Savings and Investment Plan of our report dated June 21, 2023, with respect to the financial statements and supplemental schedule of the FMC Corporation Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.

/s/ Mitchell & Titus, LLP

Philadelphia, Pennsylvania
June 21, 2023